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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12B-25

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                                                             OMB APPROVAL
                                                         OMB Number: 3235-0058
                                                       Expires: October 31, 1988
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                                                             SEC FILE NUMBER

                                                                 0-10990
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                                                              CUSIP NUMBER

                                                                148449309
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                           NOTIFICATION OF LATE FILING

(Check One):  [_] Form 10-K    [_] Form 11-K    [_] Form 20-F    [X] Form 10-Q

                        For Period Ended: March 31, 2003

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:__________________________________

________________________________________________________________________________


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Part I - Registrant Information
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Full Name of Registrant

                           Castle Energy Corporation
________________________________________________________________________________
Former Name if Applicable


_______________________________________________________________________________
Address of Principal Executive Office (Street and Number)

                          One Radnor Corporate Center
                         100 Matsonford Road, Suite 250
________________________________________________________________________________
City, State and Zip Code

                                Radnor, PA 19087


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Part II - Rules 12b-25(b) and (c)
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     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  It was not possible to reconvene all the personnel necessary to
     |         review several issues that arose during the 10-Q review process.
     |
     |    (b)  Key management personnel were inextricably involved in legal
[X]  |         matters during the review period.
     |
     |    (c)  The accountant's statement or other exhibit required by Rule
     |         12b-25(c) has been attached if applicable.
     |

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Part III - Narrative
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     State below in reasonable detail why the Form 10-K, 11-K, 20-F or 10-Q, or portion thereof, could not be filed within the prescribed time period.

     Filing of Form 10-Q could not be completed within the prescribed time because:

     (a) Key management was inextricably involved in negotiating legal matters during the financial statement clearance period.
     (b) It was not possible to convene all personnel necessary to review an issue that arose during the 10-Q review process.

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Part IV - Other Information
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(1)  Name and telephone number of person to contact in regard to this notification

                 Richard E. Staedtler                 610          995-9400
                 --------------------             ----------- ------------------
                       (NAME)                     (AREA CODE) (TELEPHONE NUMBER)

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(2)  Have all other periodic reports required (under Section 13 or 15(d) of the
     Securities Exchange Act of 1934) during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).
                                                                  [X] Yes [_] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [X] Yes [_] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

     In fiscal 2002, the Company incurred a net loss of $747,000 for the six months ended March 31, 2002. The Company expects a net loss of $411,000 for the six months ended March 31, 2003 but it is possible that such estimate may change before filing.

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                           Castle Energy Corporation
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                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


     DATE  May 14, 2003                   BY         RICHARD E. STAEDTLER
         -------------------                 -----------------------------------
                                                     Chief Financial Officer

     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


------------------------------------ATTENTION-----------------------------------
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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                              GENERAL INSTRUCTIONS

     1. This Form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

     2. One signed original and four conformed copies of this Form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of public record in the Commission files.

     3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

     4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The Form shall be clearly identified as an amended notification.